Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
Contact: Patrick G. O’Brien
Telephone: (724) 684-6800

FedFirst Financial Corporation

Announces Third Quarter and Year-to-Date 2012 Results

MONESSEN, PA— October 31, 2012 - FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank (the “Bank”), today announced net income of $649,000 for the three months ended September 30, 2012 compared to $290,000 for the three months ended September 30, 2011, an increase of $359,000 or 123.8%. Basic and diluted earnings per share were $0.23 for the three months ended September 30, 2012 compared to $0.10 for the three months ended September 30, 2011, an increase of $0.13 per share or 130.0%. The Company reported net income of $1.7 million for the nine months ended September 30, 2012 compared to $804,000 for the nine months ended September 30, 2011, an increase of $895,000 or 111.3%. Basic and diluted earnings per share were $0.60 for the nine months ended September 30, 2012 compared to basic and diluted earnings per share of $0.28 for the nine months ended September 30, 2011, an increase of $0.32 per share or 114.3%.

“While the uncertain economic environment and intense competition create challenging headwinds, we are very pleased with the strong results we posted this quarter,” said Patrick G. O’Brien, President and CEO. “Net interest income edged down slightly, but we were able to balance the reduction in the loan and investment portfolios with modifications to our deposit rate structure and pay-offs of borrowings that allowed us to achieve a net interest margin that was consistent with the prior year.  Noninterest income increased over the prior year primarily due to higher income from our insurance activities, and adjustments to our compensation arrangements and branch structure reduced noninterest expense.”

Third Quarter Results

Net interest income for the three months ended September 30, 2012 decreased $56,000, or 2.1%, to $2.6 million compared to $2.7 million for the three months ended September 30, 2011. Paydowns and payoffs of higher yielding loans and securities resulted in a $404,000 decline in interest income. This was partially offset by interest rate reductions on deposits that resulted in a $238,000 decrease in deposits expense and payoffs on borrowings that resulted in a $110,000 decrease in borrowings expense.

The provision for loan losses was $100,000 for the three months ended September 30, 2012 compared to $325,000 for the three months ended September 30, 2011. The provision decreased primarily due to a decline in charge-offs. Net recoveries were $3,000 for the three months ended September 30, 2012 compared to net charge-offs of $200,000 for the three months ended September 30, 2011.

Noninterest income increased $103,000, or 14.2%, to $830,000 for the three months ended September 30, 2012 compared to $727,000 for the three months ended September 30, 2011 primarily due to an $80,000 increase in insurance commissions. In addition, the death of a former director in the current period resulted in the recognition of $33,000 in income from a bank-owned life insurance policy.

Noninterest expense decreased $310,000, or 11.5%, to $2.4 million for the three months ended September 30, 2012 compared to $2.7 million for the three months ended September 30, 2011. Compensation expense decreased $154,000 primarily due to the termination of the Company’s supplemental executive retirement plan in the fourth quarter of 2011. Occupancy expense decreased $79,000 primarily due to fully depreciated assets and a decrease in rent due to branch consolidation in the prior year. In addition, professional services decreased $57,000 primarily due to costs associated with a branch facilities assessment in the prior period.

Year-to-Date Results

Net interest income decreased $212,000 to $7.7 million for the nine months ended September 30, 2012 compared to $8.0 million for the nine months ended September 30, 2011. Paydowns and payoffs of higher yielding loans and securities resulted in a $1.1 million decline in interest income.  This was partially offset by interest rate reductions on deposits that resulted in a $537,000 decrease in deposits expense and payoffs on borrowings that resulted in a $391,000 decrease in borrowings expense.

The provision for loan losses was $310,000 for the nine months ended September 30, 2012 compared to $775,000 for the nine months ended September 30, 2011. In the prior period, adjustments to the qualitative factors used in determining the allowance for loan losses contributed to the larger provision amount. Net charge-offs were $317,000 for the nine months ended September 30, 2012 compared to $480,000 for the nine months ended September 30, 2011.

Noninterest income increased $212,000, or 9.1%, to $2.5 million for the nine months ended September 30, 2012 compared to $2.3 million for the nine months ended September 30, 2011. In the current period, there was an $82,000 increase in insurance commissions and a financed real estate owned property was paid off which resulted in the recognition of $66,000 of income that had previously been deferred. In addition, fees and service charge income increased $43,000 primarily due to changes in the Bank’s fee structure and related customer activity and the death of a former director in the current period resulted in the recognition of $33,000 in income from a bank-owned life insurance policy.

Noninterest expense decreased $947,000, or 11.5%, to $7.3 million for the nine months ended September 30, 2012 compared to $8.2 million for the nine months ended September 30, 2011. Compensation expense decreased $564,000 primarily due to the termination of the Company’s supplemental executive retirement plan in the fourth quarter of 2011 and a decrease in stock-based compensation expense due to the final vesting of restricted stock awards and options. Occupancy expense decreased $197,000 primarily due to fully depreciated assets and a decrease in rent due to a branch consolidation in the prior year. Federal Deposit Insurance Corporation’s insurance premiums decreased $47,000 due to the revised assessment methodology implemented in the second quarter of 2011. Professional services decreased $61,000 primarily due to costs associated with a branch facilities assessment in the prior period. Other miscellaneous expense decreased $98,000 primarily due to a decrease in real estate owned, postage and employee-related expenses.

Balance Sheet Review

Total assets decreased $13.6 million to $321.6 million at September 30, 2012 compared to $335.3 million at December 31, 2011. Securities available-for-sale decreased $3.9 million due to calls and paydowns, including a $2.0 million call of a Government Sponsored Enterprise security and a $665,000 partial call of a municipal bond, that was partially offset by the purchase of $10.9 million of securities, including $6.1 million in REMICs, $2.7 million in tax exempt municipal bonds, and $2.1 million in mortgage-backed securities.  Net loans decreased $3.7 million primarily as a result of payoffs and paydowns on one-to-four family mortgage and commercial business loans partially offset by growth in commercial real estate and home equity loans. In addition, borrowings decreased $11.5 million due to the payoff of $8.0 million of matured advances and paydowns on amortizing advances.  Deposits decreased $1.5 million principally in certificates of deposit partially offset by an increase in noninterest-bearing and interest-bearing demand deposits.

About FedFirst Financial Corporation

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

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Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION

SELECTED FINANCIAL INFORMATION

	(Unaudited)
	September 30,	December 31,
(In thousands, except share and per share data)	2012	2011
Selected Financial Condition Data:
Total assets	$321,625	$335,274
Cash and cash equivalents	10,517	14,571
Securities available-for-sale	48,582	52,448
Loans receivable, net	241,582	245,277
Deposits	220,031	221,540
Borrowings	37,833	49,289
Stockholders’ equity	58,864	58,801

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Selected Operations Data:
Total interest income	$3,500	$3,904	$10,609	$11,749
Total interest expense	851	1,199	2,871	3,799
Net interest income	2,649	2,705	7,738	7,950
Provision for loan losses	100	325	310	775
Net interest income after provision for loan losses	2,549	2,380	7,428	7,175
Noninterest income	830	727	2,543	2,331
Noninterest expense	2,379	2,689	7,300	8,247
Income before income tax expense and noncontrolling interest in net income of consolidated subsidiary	1,000	418	2,671	1,259
Income tax expense	346	133	946	432
Net income before noncontrolling interest in net income of consolidated subsidiary	654	285	1,725	827
Noncontrolling interest in net income (loss) of consolidated subsidiary	5	(5)	26	23
Net income of FedFirst Financial Corporation	$649	$290	$1,699	$804

Dividends per share	$0.04	$0.03	$0.11	$0.09
Earnings per share - basic and diluted	0.23	0.10	0.60	0.28

Weighted average shares outstanding - basic	2,867,983	2,912,853	2,836,388	2,909,045
Weighted average shares outstanding - diluted	2,871,313	2,922,052	2,839,577	2,918,012

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Selected Financial Ratios(1):
Return on average assets	0.78%	0.34%	0.67%	0.31%
Return on average equity	4.31	1.89	3.81	1.78
Average interest-earning assets to average interest-bearing liabilities	128.74	123.45	127.88	122.08
Average equity to average assets	18.07	17.85	17.66	17.49
Interest rate spread	3.09	3.06	2.94	2.98
Net interest margin	3.41	3.41	3.28	3.33

	Period Ended
	September 30,	December 31,
	2012	2011
Allowance for loan losses to total loans	1.24%	1.21%
Allowance for loan losses to nonperforming loans	113.51	144.43
Nonperforming loans to total loans	1.09	0.84
Nonperforming assets to total assets	0.91	0.80
Net charge-offs to average loans	0.13	0.24
Tier 1 (core) capital and tangible equity (2)	14.80	13.59
Tier 1 risk-based capital (2)	24.76	24.04
Total risk-based capital (2)	26.01	25.30
Book value per share	$20.55	$19.88
Outstanding shares	2,864,100	2,957,302

(1) Three and nine months ended ratios are calculated on an annualized basis.

(2) Capital ratios are for First Federal Savings Bank only

Note:

Certain items previously reported may have been reclassified to conform with the current reporting period’s format.